News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, November 15, 2012 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2012.

The Company reported net income of $295,000 for the three months ended September 30, 2012, compared to a net loss of $36,000 for the three months ended September 30, 2011. The Company reported net income for the year ended September 30, 2012 of $509,000, compared to a net loss of $249,000 for the year ended September 30, 2011. The basic and diluted earnings per share were $0.05 and $0.09 for the three and twelve months ended September 30, 2012, compared with losses per share for the three months and twelve months ended September 30, 2011 of $0.01 and $0.04, respectively.

“Fiscal 2012 was very positive for Magyar Bank,” stated John Fitzgerald, President and Chief Executive Officer. “Over the past 12 months, the Bank made significant progress in cleaning up its balance sheet reducing total non-performing loans by 28% and total non-performing assets by 25%. As a result of our ability to replace these non-earning assets with earning assets, our net interest margin for the twelve months ending September 30, 2012 increased to 3.21% from 3.11% for the year prior during a very challenging interest rate environment.”

Mr. Fitzgerald added, “For the fiscal year ended September 30, 2012, the Bank sold six properties with a carrying value of $7.6 million that were previously held by the Bank as Other Real Estate Owned (“OREO”), including two properties that were sold during the Company’s fourth quarter that had a carrying value of $3.9 million. We expect the momentum generated in 2012 in addressing non-performing assets to continue into Fiscal Year 2013 as the Bank has accepted contracts of sale for six additional properties held as OREO with aggregate carrying values of $1.1 million which we expect will close in the coming quarters.”

Mr. Fitzgerald continued, “Magyar Bank further strengthened its capital ratios during the year. The Bank’s Tier 1 leverage ratio as of September 30, 2012 increased to 8.40%, while the total risk based capital ratio remained stable at 13.21%. While the economic environment remains uncertain, our focus for Fiscal Year 2013 will continue to be on strengthening our balance sheet, managing expenses and increasing the Company’s core profitability.”

Results of Operations

Net income increased by $331,000 during the three-month period ended September 30, 2012 compared with the three-month period ended September 30, 2011 and by $758,000 during the year ended September 30, 2012 compared with the year ended September 30, 2011. The increase between the three month periods was primarily due to higher net interest and dividend income, which increased $219,000 to $3.9 million for the three month period ended September 30, 2012 from $3.6 million for prior year period. The increase in net income between the twelve month periods was attributable to higher net interest and dividend income and lower non-interest expenses. Net interest and dividend income increased $169,000 to $15.0 million while non-interest expenses decreased $714,000 between the periods.

The Company’s net interest margin increased by 27 basis points to 3.35% for the quarter ended September 30, 2012 compared to 3.08% for the quarter ended September 30, 2011. For the year ended September 30, 2012, the net interest margin increased by 10 basis points to 3.21% compared to 3.11% for the year ended September 30, 2011. The increase in the net interest margin between periods was attributable to a lower cost of funding that resulted from maturities of time deposits and borrowings.

The provision for loan losses was $428,000 for the three months ended September 30, 2012 compared to $511,000 for the three months ended September 30, 2011. Net charge-offs were $371,000 for the three months ended September 30, 2012 compared to $506,000 for the three months ended September 30, 2011. The provision for loan losses was $1.5 million for the year ended September 30, 2012 compared to $1.7 million for the year ended September 30, 2011. There were net charge-offs of $1.4 million for the year ended September 30, 2012 compared to net charge-offs of $2.7 million for the year ended September 30, 2011.

During the three months ended September 30, 2012, the Bank reduced the carrying balance on four non-performing loans totaling $1.6 million by $423,000 to the appraised fair value of collateral, net of estimated disposition costs, securing the loans. Offsetting the charge-offs was a $51,000 recovery recorded from the payoff of a non-performing construction loan.

Non-interest income decreased $226,000 during the three months ended September 30, 2012 due to lower net gains on the sales of assets, which were $206,000 for the three months ended September 30, 2012 compared with $310,000 for the three months ended September 30, 2011. Gains from the sale of residential mortgage loans were $206,000 for the three months ended September 30, 2012 compared with $251,000 for the prior year period. In addition, the Bank did not record any gains from the sales of investment securities during the quarter ended September 30, 2012 compared with $59,000 in gains for the prior year period. Non-interest income decreased $334,000 during the year ended September 30, 2012 due to lower service charge income, which decreased $190,000, and lower gains on the sales of assets, which were $752,000 for the twelve months ended September 30, 2012 compared with $878,000 for the twelve months ended September 30, 2011.

Non-interest expense decreased $149,000 during the three months ended September 30, 2012 from the prior year period due to lower non-performing loan expenses and lower compensation and benefit expenses. Non-interest expense decreased $714,000, or 4.5%, to $15.1 million for the year ended September 30, 2012 compared to $15.8 million for the year ended September 30, 2011 due to lower FDIC deposit insurance premiums and lower compensation and benefit expenses. Occupancy expenses increased $109,000 due to the opening of the Bank’s sixth branch location in Edison, New Jersey in July 2011.

Balance Sheet Comparison

Total assets decreased $19.0 million, or 3.6%, to $508.8 million during the three months ended September 30, 2012. The quarterly decrease was attributable to a $16.8 million reduction in cash and cash equivalents, a $6.4 million reduction in investment securities, and a $3.0 million reduction in other real estate owned. Partially offsetting the decrease was a $7.6 million increase in net loans receivable to $385.3 million. Total assets decreased $15.2 million during the twelve months ended September 30, 2012. The decrease was largely attributable to a $12.4 million reduction in investment securities, a $5.0 million reduction in cash and cash equivalents, and a $3.2 million reduction in other real estate owned. Net loans receivable increased $4.0 million during the twelve months ended September 30, 2012.

Total loans receivable at September 30, 2012 were comprised of $157.5 million (40.5%) in 1-4 family residential mortgage loans, $148.8 million (38.3%) in commercial real estate loans, $18.0 million (4.6%) in construction loans, $29.9 million (7.7%) in commercial business loans, and $34.7 million (8.9%) in home equity lines of credit and other loans. Total loans receivable at September 30, 2011 were comprised of $159.2 million (41.4%) in 1-4 family residential mortgage loans, $121.0 million (31.4%) in commercial real estate loans, $34.1 million (8.9%) in construction loans, $36.2 million (9.4%) in commercial business loans, and $34.3 million (8.9%) in home equity lines of credit and other loans.

During the quarter our total non-performing loans decreased $4.9 million to $20.1 million at September 30, 2012 from $25.0 million at June 30, 2012. The decrease was the result of twelve loans totaling $3.7 million that were no longer classified as non-performing due to being paid current or that were paid down, two loans totaling $199,000 that were paid off, a $1.2 million loan that was transferred to other real estate owned, and charge-offs totaling $423,000. Partially offsetting these decreases were four new non-performing loans totaling $630,000.

Total non-performing loans decreased by $8.1 million during the year ended September 30, 2012 from $28.2 million at September 30, 2011. At September 30, 2012, non-performing loans consisted of thirty-one loans secured by 1-4 family residential mortgage properties totaling $8.4 million, eight commercial real estate loans totaling $6.4 million, six construction loans totaling $5.2 million, two commercial business loans totaling $57,000, and one consumer loan totaling $12,000. The ratio of non-performing loans to total loans was 5.2% at September 30, 2012 compared to 7.3% at September 30, 2011.

The allowance for loan losses increased by $57,000 and $46,000 during the three months and twelve months ended September 30, 2012 to $3.9 million. The increase during the quarter ended September 30, 2012 was attributable to provisions for loan loss of $428,000 and a recovery of $51,000, offset by charge-offs totaling $423,000. The increase in the allowance for loan losses during the year ended September 30, 2012 was attributable to provisions for loan loss of $1.5 million and a recovery of $51,000, offset by charge-offs totaling $1.5 million.

The allowance for loan losses as a percentage of non-performing loans was 19.2% at September 30, 2012 compared with 13.5% at September 30, 2011. At September 30, 2012 our allowance for loan losses as a percentage of total loans remained unchanged from the prior year at 0.99%. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current adverse economic environment.

At September 30, 2012, investment securities were $57.9 million, reflecting a decrease of $6.4 million from June 30, 2012 and a decrease of $12.5 million from September 30, 2011. Investment securities at September 30, 2012 consisted of $45.6 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $6.8 million in U.S. government-sponsored enterprise debt securities, $2.4 million in “private-label” mortgage-backed securities, $3.0 million in corporate notes and $41,000 in state municipal bonds. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2012.

Other real estate owned (“OREO”) decreased $3.0 million to $13.4 million during the quarter ended September 30, 2012. The decline was attributable to the sale of two properties being carried for $3.9 million and a deposit totaling $487,000 to purchase another property. Partially offsetting the decrease was the addition of one property previously securing a non-performing loan totaling $1.2 million and investments in OREO properties totaling $271,000. Year-to-date, OREO decreased $3.2 million. The Company was able to successfully dispose of six properties totaling $7.6 million during the year ended September 30, 2012 at a net loss of $22,000, invested $1.2 million and was able to obtain title for 7 other properties totaling $5.8 million previously securing non-performing loans.

OREO at September 30, 2012 consisted of ten completed residential properties, three partially completed residential properties, thirteen real estate lots approved for the construction of residential homes, and two commercial real estate buildings. The Bank is determining the proper course of action for its OREO, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale. At September 30, 2012, the Company had contracts of sale or was negotiating contracts of sale on six properties with carrying values totaling $1.1 million. The Company does not anticipate any additional losses on the properties on which it has entered into contracts of sale.

Total deposits decreased $10.2 million and $8.4 million and during the three and twelve months, respectively, ended September 30, 2012 to $416.5 million. The contraction in deposits during the twelve months ended September 30, 2012 occurred in certificates of deposit (including individual retirement accounts), which decreased $17.1 million, and savings accounts, which decreased $5.2 million. Partially offsetting the decrease was a $13.9 million increase in checking accounts (including money market accounts). Deposits accounted for 81.9% of assets and 108.1% of net loans at September 30, 2012.

At September 30, 2012, the Company held no Certificate of Deposit Account Registry Service (CDARS) Reciprocal certificates of deposit and $7.5 million in brokered certificates of deposit. At September 30, 2011, the Company held $1.8 million in CDARS Reciprocal certificates of deposit and $10.0 million in brokered certificates of deposit.

Borrowings, which include Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase, decreased $9.2 million and $8.4 million during the three and twelve months ended September 30, 2012, respectively, to $41.5 million, or 8.2% of assets. The maturity of $10.0 million in securities sold under agreements to repurchase during the month of July 2012 accounted for the decline.

The Company repurchased 660 shares and 14,030 shares during the three and twelve months ended September 30, 2012, respectively. The Company has repurchased 81,000 shares pursuant to the second stock repurchase plan through September 30, 2012, reducing outstanding shares to 5,807,344.

The Company’s book value per share increased to $7.75 at September 30, 2012 from $7.67 at September 30, 2011. The increase was attributable to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Income Statement Data:
Interest and dividend income	$5,123	$5,340	$20,805	$22,233
Interest expense	1,256	1,692	5,809	7,406
Net interest and dividend income	3,867	3,648	14,996	14,827
Provision for loan losses	428	511	1,461	1,748
Net interest and dividend income after
provision for loan losses	3,439	3,137	13,535	13,079
Non-interest income	540	766	2,165	2,499
Non-interest expense	3,595	3,744	15,070	15,784
Income (loss) before income tax benefit	384	159	630	(206)
Income tax expense (benefit)	89	195	121	43
Net income (loss)	$295	$(36)	$509	$(249)

Per Share Data:
Basic earnings (loss) per share	$0.05	$(0.01)	$0.09	$(0.04)
Diluted earnings (loss) per share	$0.05	$(0.01)	$0.09	$(0.04)
Book value per share, at period end	$7.75	$7.67	$7.75	$7.67

Selected Ratios (annualized):
Return on average assets	0.23%	-0.03%	0.10%	-0.05%
Return on average equity	2.63%	-0.32%	1.13%	-0.56%
Net interest margin	3.35%	3.08%	3.21%	3.11%

	At the Period Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Balance Sheet Data:
Assets	$508,846	$527,820	$524,037
Loans receivable	389,128	381,423	385,066
Allowance for loan losses	3,858	3,801	3,812
Investment securities - available for sale, at fair value	16,786	17,503	25,312
Investment securities - held to maturity, at cost	41,068	46,785	45,000
Deposits	416,518	426,681	424,943
Borrowings	41,503	50,688	49,916
Shareholders' Equity	45,005	44,783	44,509

Asset Quality Data:
Non-performing loans	$20,074	$24,955	$28,160
Other real estate owned	13,381	16,370	16,595
Total non-performing assets	33,455	41,325	44,755
Allowance for loan losses to non-performing loans	19.22%	15.23%	13.54%
Allowance for loan losses to total loans receivable	0.99%	1.00%	0.99%
Non-performing loans to total loans receivable	5.16%	6.54%	7.31%
Non-performing assets to total assets	6.57%	7.83%	8.54%
Non-performing assets to total equity	74.34%	92.28%	100.55%